Exhibit 99.1

Wisconsin Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company Announces Pricing of Debt Offering

Debentures will be due in 2044

MADISON, Wisconsin – October 6, 2014 – Wisconsin Power and Light Company (WPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), today announced the pricing of a public offering of $250,000,000 aggregate principal amount of debentures. The debentures have an interest rate of 4.10% and will be due on October 15, 2044.

WPL intends to apply the approximately $247.6 million in net proceeds, before expenses, from this offering to reduce commercial paper and for general corporate purposes.

The offering was marketed through a group of underwriters consisting of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Mizuho Securities USA Inc. as joint book-running managers, and Comerica Securities, KeyBanc Capital Markets, and Mischler Financial Group, Inc. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission, copies of which may be obtained from J.P. Morgan Securities LLC 383 Madison Avenue, New York, NY 10179 or by calling 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated 222 Broadway, 11th Floor, New York, NY 10038 Attn: Prospectus Department or by calling 1-800-294-1322, or from Mizuho Securities USA Inc. attn.: Debt Capital Markets 320 Park Avenue 12th Floor, New York, NY 10022 or by calling 1-866-271-7403. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Wisconsin Power and Light Company (WPL), based in Madison, Wisconsin, provides electric service to approximately 460,000 customers and natural gas service to approximately 182,000 customers in more than 600 communities in central and southern Wisconsin. WPL is committed to providing the energy and exceptional service its customers and communities expect – safely, reliably, and affordably. WPL is a subsidiary of Alliant Energy Corporation. Visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268) for more information.